Exhibit 99.1

GOLDEN ENTERTAINMENT REPORTS 2018 THIRD QUARTER RESULTS

Third Quarter Highlights:

- Strong Laughlin and Las Vegas Locals Property Performance

- Stratosphere Renovations and Capital Plan on Schedule and on Budget

- Acquisition of Two Casino Resorts in Laughlin Anticipated to Close in Q1 2019

- Board of Directors Authorizes $25 Million Share Repurchase Program

LAS VEGAS – November 8, 2018 – Golden Entertainment, Inc. (NASDAQ:GDEN) (“Golden Entertainment” or the “Company”) today reported financial results for the third quarter ended September 30, 2018. The Company also announced that its Board of Directors has authorized the repurchase of up to $25 million of its common stock.

Blake L. Sartini, Chairman and Chief Executive Officer of Golden Entertainment, commented, “Despite strong performance from our Laughlin and Las Vegas Locals properties, we experienced a challenging third quarter primarily due to weaker than expected results at the Stratosphere and at chain store locations in our Nevada distributed gaming business. We remain confident in the Company’s long-term prospects given the overall health of the Las Vegas economy, the expected benefits from our investments in the Stratosphere, anticipated near-term improvements with our Nevada distributed business and our pending acquisition of two additional casino resorts in Laughlin.”

Mr. Sartini continued, “We are seeing improving trends early in the fourth quarter and expect stronger performance in 2019, particularly at the Stratosphere following the renovation of over 750 rooms and the opening of our new sports book, lounge, and tap room concept. We also expect the closing of the acquisition of the Edgewater and Colorado Belle Resorts to solidify our market leading position in Laughlin and be immediately accretive to our free cash flow. Golden Entertainment remains well-positioned for future growth from these opportunities, as well as the expected addition of six new wholly-owned taverns over the next twelve months and the integration of our player database with a one-card solution across both our casino and distributed gaming businesses.

“Based on the belief that our prospects to create long-term shareholder value are not reflected in our current valuation, our Board has authorized an initial $25 million share repurchase program.”

The Company reported third quarter revenues of $210.3 million, up from $107.7 million in the third quarter of 2017. Net loss for the third quarter of 2018 was $3.1 million or a loss of ($0.11) per diluted share, compared to net income of $8.6 million or earnings of $0.36 per diluted share in the third quarter of 2017. Adjusted EBITDA was $38.1 million for the third quarter compared to $15.1 million for the third quarter of 2017. Adjusted EBITDA was down 7.1%, when compared to Pro Forma Combined Adjusted EBITDA of $41.0 million for the third quarter of 2017, which includes the results of American Casino & Entertainment Properties, LLC (“American”). American was acquired in October 2017.

Casinos

Casino segment revenues grew to $128.8 million in the third quarter of 2018 compared to $27.4 million in the third quarter of 2017. Including the results of American, Pro Forma Combined Revenues would have been $134.3 million in the third quarter of 2017. Casino segment Adjusted EBITDA grew to $37.7 million compared to $8.9 million in the same quarter of 2017. Adjusted EBITDA declined 7.7% when compared to the segment Pro Forma Combined Adjusted EBITDA of $40.8 million for the third quarter of 2017, which includes the results of American.

For our Nevada Casinos, third quarter revenues were $110.1 million, down from $115.6 million compared to Pro Forma Combined Revenues in the prior year period, which includes the results of American, while Adjusted EBITDA of $31.5 million was down 8.8% from Pro Forma Combined Adjusted EBITDA of $34.5 million for the segment in the prior year period. The decline was primarily due to weaker than expected performance at Stratosphere partially offset by strength in both our Laughlin and Las Vegas Locals properties.

Our Rocky Gap Resort in Maryland generated revenue of $18.8 million in the quarter, while Adjusted EBITDA declined 1.6% to $6.2 million, compared to the prior year period.

Distributed Gaming

Distributed Gaming segment revenues increased to $81.2 million, up 1.3% from $80.1 million in the third quarter of 2017. Adjusted EBITDA declined 6.8% to $10.4 million from $11.2 million in the same period of 2017.

In our Nevada distributed gaming business, total revenues during the third quarter were $65.5 million, a year-over-year increase of 0.4%. Adjusted EBITDA of $8.4 million was down 8.2% compared to the same period last year as EBITDA growth in our wholly-owned tavern portfolio continued to be offset by weaker performance from our chain store locations.

Our Montana distributed gaming business generated revenues of $15.7 million in the third quarter, an increase of 5.4% compared to last year. Adjusted EBITDA for the Montana distributed gaming business was $2.0 million for the third quarter, flat to the prior year.

Stratosphere Renovations Update

Stratosphere renovations began in May 2018, including room renovations, the installation of state-of-the-art exterior signage and lighting, as well as the addition of a unique tap room concept connected to a newly renovated sports book and lounge that will be completed in the first quarter of 2019. By the end of 2018, the renovation of 317 rooms will be completed. The Company plans on renovating over 450 additional rooms in 2019 as well as additional food and beverage outlets and a portion of the casino.

Golden Entertainment’s total budget for the Stratosphere renovations continues to be $140 million, with the full project expected to be completed in 2021. When complete, the Stratosphere will have remodeled 1,133 of 2,429 rooms, refreshed the interior and exterior of the property, provided guests with new premium food and beverage outlets and added attractive group meeting space. As of September 30, 2018 the Company had spent approximately $17 million on Stratosphere renovations.

Balance Sheet & Liquidity

As of September 30, 2018, the Company had cash and cash equivalents of approximately $132.4 million and total outstanding debt of approximately $999.7 million, and the Company’s net leverage ratio (total debt less cash to Adjusted EBITDA for the 12 months ended September 30, 2018) was 5.3x. There continues to be no outstanding borrowings under the Company’s revolving credit facility which, today, was upsized to $200 million.

Share Repurchase Authorization

The Board of Directors has authorized the Company to repurchase up to $25 million shares of common stock, subject to available liquidity, general market and economic conditions, alternate uses for the capital and other factors. Share repurchases may be made from time to time in open market transactions, block trades or in private transactions in accordance with applicable securities laws and regulations and other legal requirements, including compliance with the Company’s finance agreements. There is no minimum number of shares that the Company is required to repurchase and the repurchase program may be suspended or discontinued at any time without prior notice.

Investor Conference Call and Webcast

The Company will host a webcast and conference call today, November 8, 2018 at 4:30 p.m. Eastern Time, to discuss the third quarter 2018 results. The conference call may be accessed live by dialing (844) 465-3054 or (480) 685-5227 for international callers and entering the passcode 7967628. A replay will be available beginning at 8:00 p.m. ET on November 8, 2018 and may be accessed by dialing (855) 859-2056 or (404) 537-3406 for international callers; the passcode is 7967628. The replay will be available until November 11, 2018. The call will also be webcast live through the “Investors” section of the Company’s website, www.goldenent.com. A replay of the audio webcast will also be archived on the Company’s website, www.goldenent.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements can generally be identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “potential,” “seek,” “should,” “think,” “will,” “would” and similar expressions, or they may use future dates. Forward-looking statements in this press release include, without limitation, statements regarding: the pending Laughlin acquisition and the expected timing of the closing thereof; the benefits of and realization of cost synergies from the American and Laughlin transactions; estimated future financial and operating results and future net leverage ratio; proposed future capital expenditures, investments and property improvements, including the Stratosphere redevelopment plan and anticipated opening of new tavern locations, and their associated timing, source of funding and cost; and the Company’s plans, strategic priorities, objectives, expectations, intentions, including with respect to its growth prospects and growth opportunities and potential acquisitions. Forward-looking statements are based on our current expectations and assumptions regarding the Company’s business, the economy and other future conditions. These forward-looking statements are subject to assumptions, risks and uncertainties that may change at any time, and readers are therefore cautioned that actual results could differ materially from those expressed in any forward-looking statements. Factors that could cause actual results to differ materially include: the failure of our pending Laughlin acquisition to close as anticipated; the Company’s ability to realize the anticipated cost savings, synergies and other benefits of the American and Laughlin transactions and its other acquisitions, and integration risks relating to such transactions; changes in national, regional and local economic, political and market conditions; legislative and regulatory matters (including the cost of compliance or failure to comply with applicable laws and regulations); increases in gaming taxes and fees in the jurisdictions in which the Company operates; litigation; increased competition; the Company’s ability to renew its distributed gaming contracts; reliance on key personnel (including the Company’s Chief Executive Officer, Chief Operating Officer and Chief Strategy and Financial Officer); the level of the Company’s indebtedness and the Company’s ability to comply with covenants in its debt instruments; terrorist incidents; natural disasters; severe weather conditions; the effects of environmental and structural building conditions; the effects of disruptions to the Company’s information technology and other systems and infrastructure; factors affecting the gaming, entertainment and hospitality industries generally; and other risks and uncertainties discussed in the Company’s filings with the SEC, including the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and most recent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update any forward-looking statements as a result of new information, future developments or otherwise. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses Adjusted EBITDA, Pro Forma Combined Revenues, Pro Forma Combined Net Income and Pro Forma Combined Adjusted EBITDA which measures the Company believes are appropriate to provide meaningful comparison with, and to enhance an overall understanding of, the Company’s past financial performance and prospects for the future. The Company believes Adjusted EBITDA and Pro Forma Combined Adjusted EBITDA provide useful information to both management and investors by excluding specific expenses and gains that the Company believes are not indicative of core operating results. Further, Adjusted EBITDA is a measure of operating performance used by management, as well as industry analysts, to evaluate operations and operating performance and is widely used in the gaming industry. Other companies in the gaming industry may calculate Adjusted EBITDA differently than the Company does.

Pro Forma Combined Revenues, Pro Forma Combined Net Income and Pro Forma Combined Adjusted EBITDA represent historical revenues, net income and Adjusted EBITDA of American (for periods prior to the American acquisition) and Golden on a pro forma combined basis, as if the American acquisition had occurred on the first day of the period presented. All pro forma combined financial information is unaudited. The pro forma combined financial information has been prepared by the Company’s management for illustrative purposes only and does not purport to be indicative of what its results of operations, financial condition or other financial information would have been if the American acquisition and related transactions had occurred at the beginning of the period presented. In addition, the pro forma combined financial information does not reflect non-recurring charges incurred in connection with the American acquisition, nor any cost savings and synergies expected to result from the American acquisition (and associated costs to achieve such savings or synergies), nor any costs associated with severance, restructuring or integration activities resulting from the American acquisition.

The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. Reconciliations of Adjusted EBITDA to net income (loss) are provided in the financial information tables below. Additionally, a reconciliation of Pro Forma Combined Revenues to revenues is provided in the financial information tables below.

The Company defines “Adjusted EBITDA” as earnings before interest and other non-operating income (expense), income taxes, depreciation and amortization, acquisition expenses, loss on disposal of property and equipment, share-based compensation expenses, preopening expenses, class action litigation expenses, executive severance, gain on change in fair value of derivative, and other gains and losses. Adjusted EBITDA for a particular segment or operation is Adjusted EBITDA before corporate overhead, which is not allocated to each segment or operation.

About Golden Entertainment, Inc.

Golden Entertainment, Inc. owns and operates gaming properties across two divisions – resort casino operations and distributed gaming. The Company operates approximately 16,000 gaming devices, 121 table games, 5,164 hotel rooms, and provides jobs for over 7,000 team members. Golden Entertainment owns eight resort casinos – seven in Southern Nevada and one in Maryland. Through its distributed gaming business in Nevada and Montana, Golden Entertainment operates slot machines at over 1,000 locations and owns 60 traditional taverns in Nevada. The Company is licensed in Illinois to operate video gaming terminals. Golden Entertainment is focused on maximizing the value of its portfolio by leveraging its scale, leadership position and proven management capabilities across its two divisions. On July 16, 2018, the Company announced that it entered into an acquisition agreement for the Edgewater Hotel & Casino Resort and the Colorado Belle Hotel & Casino Resort in Laughlin, Nevada, with the transaction expected to close in the 2019 first quarter. For more information, visit www.goldenent.com.

Contacts

Golden Entertainment, Inc.	Investor Relations
Charles H. Protell	Joseph Jaffoni, Richard Land, James Leahy
Chief Financial Officer	JCIR
702/893-7777	212/835-8500 or gden@jcir.com

Golden Entertainment, Inc.

Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017(1)	2018	2017(1)
Revenues
Gaming	$127,764	$86,644	$394,173	$262,079
Food and beverage	41,999	15,169	128,024	45,061
Rooms	28,104	2,237	81,737	5,646
Other	12,470	3,610	37,735	10,642
Total revenues	210,337	107,660	641,669	323,428
Expenses
Gaming	76,465	61,434	232,663	185,575
Food and beverage	34,508	13,170	103,451	39,346
Rooms	13,109	601	36,965	1,574
Other operating	3,805	1,242	11,456	4,057
Selling, general and administrative	47,479	19,439	135,858	56,334
Depreciation and amortization	23,330	7,539	71,421	21,499
Acquisition expenses	1,123	2,975	2,429	5,041
Preopening expenses	21	282	858	1,128
Gain on contingent consideration	—	(1,719)	—	(1,719)
Loss on disposal of property and equipment	774	308	1,069	308
Total expenses	200,614	105,271	596,170	313,143
Operating income	9,723	2,389	45,499	10,285
Non-operating income (expense)
Interest expense, net	(16,291)	(1,885)	(47,100)	(5,568)
Change in fair value of derivative	1,222	—	5,895	—
Total non-operating expense, net	(15,069)	(1,885)	(41,205)	(5,568)
Income (loss) before income tax benefit	(5,346)	504	4,294	4,717
Income tax benefit	2,222	8,051	106	10,893
Net income (loss)	$(3,124)	$8,555	$4,400	$15,610

Weighted-average common shares outstanding
Basic	27,655	22,266	27,405	22,280
Dilutive impact of stock options and restricted stock units	—	1,825	1,787	1,167
Diluted	27,655	24,091	29,192	23,447
Net income (loss) per share
Basic	$(0.11)	$0.38	$0.16	$0.70
Diluted	$(0.11)	$0.36	$0.15	$0.67

___________________

(1)

Prior-period information has been recast for the adoption of Accounting Standards Codification Topic 606 (ASC 606), Revenue from Contracts with Customers, which the Company adopted effective January 1, 2018, utilizing the full retrospective transition method.

Golden Entertainment, Inc.

Supplemental Pro Forma Combined Financial Information

(Unaudited, in thousands)

		Three Months Ended
		September 30, 2017(1)
	Three Months Ended			Pro Forma	Pro Forma
	September 30, 2018	Golden	American	Adjustments	Combined
Revenues
Nevada Casinos	$110,071	$8,676	$106,909	$-	$115,585
Maryland Casino	18,766	18,745	-	-	18,745
Total Casinos	128,837	27,421	106,909	-	134,330
Nevada Distributed Gaming	65,508	65,276	-	-	65,276
Montana Distributed Gaming	15,680	14,871	-	-	14,871
Total Distributed Gaming	81,188	80,147	-	-	80,147
Corporate and other	312	92	56	-	148
Total revenues	$210,337	$107,660	$106,965	$-	$214,625

Net income (loss)	$(3,124)	$8,555	$12,294	$(6,966)	$13,883
Adjustments to net income (loss):
Depreciation and amortization	23,330	7,539	7,497	331	15,367
Acquisition expenses	1,123	2,975	287	(3,262)	-
Loss on disposal of property and equipment	774	308	634	-	942
Gain on contingent consideration	-	(1,719)	-	-	(1,719)
Share-based compensation	2,783	1,603	2,400	(2,400)	1,603
Preopening expenses	21	282	-	-	282
Class action litigation expenses	219	1,530	-	-	1,530
Executive severance and sign-on bonuses	120	166	607	(599)	174
Other, net	50	-	-	-	-
Interest expense, net	16,291	1,885	2,246	9,901	14,032
Change in fair value of derivative	(1,222)	-	-	-	-
Income tax benefit	(2,222)	(8,051)	-	2,995	(5,056)
Adjusted EBITDA	$38,143	$15,073	$25,965	$-	$41,038

Adjusted EBITDA
Nevada Casinos	$31,501	$2,662	$31,869	$-	$34,531
Maryland Casino	6,165	6,266	-	-	6,266
Total Casinos	37,666	8,928	31,869	-	40,797
Nevada Distributed Gaming	8,375	9,125	-	-	9,125
Montana Distributed Gaming	2,033	2,044	-	-	2,044
Total Distributed Gaming	10,408	11,169	-	-	11,169
Corporate and other	(9,931)	(5,024)	(5,904)	-	(10,928)
Adjusted EBITDA	$38,143	$15,073	$25,965	$-	$41,038

___________________

(1)

Prior-period information has been recast for the adoption of Accounting Standards Codification Topic 606 (ASC 606), Revenue from Contracts with Customers, which the Company adopted effective January 1, 2018, utilizing the full retrospective transition method.

Golden Entertainment, Inc.

Supplemental Pro Forma Combined Financial Information (continued)

(Unaudited, in thousands)

		Nine Months Ended
		September 30, 2017(1)
	Nine Months Ended			Pro Forma	Pro Forma
	September 30, 2018	Golden	American	Adjustments	Combined
Revenues
Nevada Casinos	$338,655	$26,602	$315,109	$-	$341,711
Maryland Casino	51,595	51,288	-	-	51,288
Total Casinos	390,250	77,890	315,109	-	392,999
Nevada Distributed Gaming	203,749	200,320	-	-	200,320
Montana Distributed Gaming	46,997	44,951	-	-	44,951
Total Distributed Gaming	250,746	245,271	-	-	245,271
Corporate and other	673	267	121	-	388
Total revenues	$641,669	$323,428	$315,230	$-	$638,658

Net income	$4,400	$15,610	$45,387	$(29,246)	$31,751
Adjustments to net income:
Depreciation and amortization	71,421	21,499	21,929	1,301	44,729
Acquisition expenses	2,429	5,041	287	(5,328)	-
Loss on disposal of property and equipment	1,069	308	607	-	915
Gain on contingent consideration	-	(1,719)	-	-	(1,719)
Share-based compensation	7,385	5,352	2,400	(2,400)	5,352
Preopening expenses	858	1,128	-	-	1,128
Class action litigation expenses	554	1,585	-	-	1,585
Executive severance and sign-on bonuses	678	166	649	(599)	216
Loss on extinguishment of debt	-	-	881	(881)	-
Settlement expense	-	-	800	-	800
Other, net	440	-	35	-	35
Interest expense, net	47,100	5,568	7,229	28,086	40,883
Change in fair value of derivative	(5,895)	-	-	-	-
Income tax benefit	(106)	(10,893)	-	9,067	(1,826)
Adjusted EBITDA	$130,333	$43,645	$80,204	$-	$123,849

Adjusted EBITDA
Nevada Casinos	$107,946	$7,932	$98,027	$-	$105,959
Maryland Casino	15,552	14,232	-	-	14,232
Total Casinos	123,498	22,164	98,027	-	120,191
Nevada Distributed Gaming	30,015	31,402	-	-	31,402
Montana Distributed Gaming	6,242	6,351	-	-	6,351
Total Distributed Gaming	36,257	37,753	-	-	37,753
Corporate and other	(29,422)	(16,272)	(17,823)	-	(34,095)
Adjusted EBITDA	$130,333	$43,645	$80,204	$-	$123,849

___________________

(1)

Prior-period information has been recast for the adoption of Accounting Standards Codification Topic 606 (ASC 606), Revenue from Contracts with Customers, which the Company adopted effective January 1, 2018, utilizing the full retrospective transition method.

Golden Entertainment, Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(Unaudited, in thousands)

	Three Months Ended September 30, 2018
	Casino Segment		Distributed Gaming Segment
	Nevada Casinos	Maryland Casino	Nevada Distributed Gaming	Montana Distributed Gaming	Corporate and Other	Consolidated
Net income (loss)	$13,929	$5,184	$4,614	$400	$(27,251)	$(3,124)
Depreciation and amortization	16,713	954	3,664	1,628	371	23,330
Acquisition expenses	-	-	-	-	1,123	1,123
Loss on disposal of property and equipment	770	-	-	4	-	774
Share-based compensation	12	25	3	-	2,743	2,783
Preopening expenses	-	-	73	-	(52)	21
Class action litigation expenses	-	-	-	-	219	219
Executive severance	54	-	1	-	65	120
Other, net	-	-	-	-	50	50
Interest expense, net	23	2	20	1	16,245	16,291
Change in fair value of derivative	-	-	-	-	(1,222)	(1,222)
Income tax benefit	-	-	-	-	(2,222)	(2,222)
Adjusted EBITDA	$31,501	$6,165	$8,375	$2,033	$(9,931)	$38,143

	Three Months Ended September 30, 2017
	Casino Segment		Distributed Gaming Segment
	Nevada Casinos	Maryland Casino	Nevada Distributed Gaming	Montana Distributed Gaming	Corporate and Other	Consolidated
Net income (loss)	$1,453	$5,233	$5,171	$2,346	$(5,648)	$8,555
Depreciation and amortization	1,171	1,031	3,520	1,417	400	7,539
Acquisition expenses	-	-	-	-	2,975	2,975
Loss (Gain) on disposal of property and equipment	35	-	279	(7)	1	308
Gain on contingent consideration	-	-	-	(1,719)	-	(1,719)
Share-based compensation	-	-	-	-	1,603	1,603
Preopening expenses	-	-	122	(1)	161	282
Class action litigation expenses	-	-	-	-	1,530	1,530
Sign-on bonuses	-	-	-	-	166	166
Interest expense, net	3	2	33	8	1,839	1,885
Income tax benefit	-	-	-	-	(8,051)	(8,051)
Adjusted EBITDA	$2,662	$6,266	$9,125	$2,044	$(5,024)	$15,073

Golden Entertainment, Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA (continued)

(Unaudited, in thousands)

	Nine Months Ended September 30, 2018
	Casino Segment		Distributed Gaming Segment
	Nevada Casinos	Maryland Casino	Nevada Distributed Gaming	Montana Distributed Gaming	Corporate and Other	Consolidated
Net income (loss)	$54,701	$12,489	$18,020	$1,994	$(82,804)	$4,400
Depreciation and amortization	51,686	3,028	11,189	4,230	1,288	71,421
Acquisition expenses	-	-	-	-	2,429	2,429
Loss on disposal of property and equipment	1,046	4	5	14	-	1,069
Share-based compensation	12	25	3	-	7,345	7,385
Preopening expenses	-	-	309	-	549	858
Class action litigation expenses	16	-	195	-	343	554
Executive severance	273	-	38	-	367	678
Other, net	144	-	167	-	129	440
Interest expense, net	68	6	89	4	46,933	47,100
Change in fair value of derivative	-	-	-	-	(5,895)	(5,895)
Income tax benefit	-	-	-	-	(106)	(106)
Adjusted EBITDA	$107,946	$15,552	$30,015	$6,242	$(29,422)	$130,333

	Nine Months Ended September 30, 2017
	Casino Segment		Distributed Gaming Segment
	Nevada Casinos	Maryland Casino	Nevada Distributed Gaming	Montana Distributed Gaming	Corporate and Other	Consolidated
Net income (loss)	$4,642	$11,723	$19,678	$3,918	$(24,351)	$15,610
Depreciation and amortization	3,296	2,502	10,565	3,948	1,188	21,499
Acquisition expenses	-	-	-	-	5,041	5,041
Loss (Gain) on disposal of property and equipment	35	-	279	(7)	1	308
Gain on contingent consideration	-		-	(1,719)	-	(1,719)
Share-based compensation	-	-	-	-	5,352	5,352
Preopening expenses	-	-	518	212	398	1,128
Class action litigation expenses	-	-	-	-	1,585	1,585
Sign-on bonuses	-	-	-	-	166	166
Interest expense, net	(41)	7	362	(1)	5,241	5,568
Income tax benefit	-	-	-	-	(10,893)	(10,893)
Adjusted EBITDA	$7,932	$14,232	$31,402	$6,351	$(16,272)	$43,645

Golden Entertainment, Inc.

Consolidated Balance Sheets

(Unaudited, in thousands)

	September 30, 2018	December 31, 2017(1)
ASSETS
Current assets
Cash and cash equivalents	$132,367	$90,579
Accounts receivable, net	15,146	14,692
Prepaid expenses	16,802	19,397
Inventories	5,852	5,594
Other	2,294	2,817
Total current assets	172,461	133,079
Property and equipment, net	886,534	895,241
Goodwill	158,134	158,134
Intangible assets, net	144,815	157,692
Deferred income taxes	7,893	7,787
Other assets	20,423	13,242
Total assets	$1,390,260	$1,365,175
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt and capital leases	$8,859	$9,759
Accounts payable	19,933	19,470
Accrued taxes, other than income taxes	6,374	6,664
Accrued payroll and related	15,775	22,570
Accrued liabilities	18,135	20,373
Total current liabilities	69,076	78,836
Long-term debt, net	960,470	963,200
Other long-term obligations	3,277	3,226
Total liabilities	1,032,823	1,045,262
Shareholders' equity
Common stock, $.01 par value; authorized 100,000 shares; 27,952 and 26,413 common shares issued and outstanding, respectively	280	264
Additional paid-in capital	432,618	399,510
Accumulated deficit	(75,461)	(79,861)
Total shareholders' equity	357,437	319,913
Total liabilities and shareholders' equity	$1,390,260	$1,365,175

___________________

(1)

Prior-period information has been recast for the adoption of Accounting Standards Codification Topic 606 (ASC 606), Revenue from Contracts with Customers, which the Company adopted effective January 1, 2018, utilizing the full retrospective transition method.

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